EXHIBIT 99.1

American National Announces First Quarter 2021 Results

GALVESTON, Tx., May 03, 2021 (GLOBE NEWSWIRE) -- American National Group, Inc. (NASDAQ: ANAT) (formerly American National Insurance Company)(1) and subsidiaries (collectively, the “Company”) announced net income for the first quarter of 2021 of $170.2 million or $6.33 per diluted share, compared to a net loss of $220.4 million or $8.20 loss per diluted share for the same period in 2020. The increase in net income for the first quarter of 2021 was primarily attributable to an increase in the value of the Company's equity security portfolio during the first quarter of 2021 which generated after-tax net gains of $75.8 million or $2.82 per diluted share, compared to a loss on equity securities of $262.7 million or $9.77 loss per diluted share for the same period in 2020. The after-tax net loss on equity securities in the first quarter of 2020 was driven by the negative impact in financial markets associated with COVID-19.

In addition, net income for the first quarter of 2021 included after-tax net realized investment earnings of $17.1 million or $0.64 per diluted share, compared to net realized investment losses of $26.5 million or $0.99 per diluted share for the same period in 2020. In the first quarter of 2020, the net realized investment losses were caused by the Company's estimated credit loss of $38.2 million or $1.42 per diluted share primarily attributable to commercial mortgage loans.

After-tax adjusted net operating income for the first quarter of 2021 was $77.3 million or $2.87 per diluted share compared to $68.8 million or $2.56 per diluted share for the same period in 2020. The increase in adjusted net operating income reflects an improvement in our annuity and health segment earnings partially offset by higher mortality in our life segment and increased catastrophe claims in our property and casualty segment.

For the first quarter of 2021, total life insurance in force increased by $2.2 billion to $130.4 billion, and book value per share increased $1.73 to $241.93.

(1)	Effective July 1, 2020, American National Group, Inc. was established as the parent company of American National Insurance Company under a stockholder-approved holding company reorganization. As a result of the reorganization, American National Group, Inc. replaced American National Insurance Company as the publicly held corporation.

A reconciliation of adjusted net operating income, a non-GAAP measure, to GAAP net income is included in the following table.

American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended March 31,
	2021	2020
Net income (loss) (GAAP basis)	$170.2	$(220.4)
Adjustments to eliminate the impact of:
Unrealized gains (losses) on equity securities	$76.4	$(263.5)
Net gains (losses) on equity securities sold	(0.6)	0.8
Net gains (losses) on equity securities	$75.8	$(262.7)

Adjustments to eliminate the impact of:
Net realized investment gains	$15.2	$3.2
Change in estimated credit loss	(3.5)	(38.2)
Equity in earnings of unconsolidated real estate joint ventures and other investments	5.5	8.3
Net income (loss) attributable to noncontrolling interest	0.1	(0.2)
Net realized investment earnings (losses)	$17.1	$(26.5)

Adjusted net operating income(1) (non-GAAP basis)*	$77.3	$68.8

Per diluted share
Net income (loss) (GAAP basis)	$6.33	$(8.20)
Net gains (losses) on equity securities	2.82	(9.77)
Net realized investment earnings (losses)	0.64	(0.99)
Adjusted net operating income(1) (non-GAAP basis)*	$2.87	$2.56

Weighted average number of diluted shares upon which computations are based	26,884,899	26,891,675

	As of
	March 31, 2021	December 31, 2020
Book value per diluted share	$241.93	$240.20

*	This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in footnote 1 below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations.

(1)	Adjusted net operating income excludes the after-tax impact of net gains (losses), both realized and unrealized, on equity securities and net realized investment earnings. Net realized investment earnings (losses) are comprised of realized investment gains on assets (excluding equity securities), changes in estimated credit loss, and earnings (losses) from our equity in earnings of unconsolidated real estate joint ventures and other investments and non-controlling interests.

American National Group, Inc. is a family of companies that has, on a consolidated GAAP basis, $29.8 billion in assets, $23.3 billion in liabilities and $6.5 billion in stockholders’ equity as of March 31, 2021. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. In addition to American National Insurance Company, major subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the Company’s web site at www.AmericanNational.com.

Contact: Brody J. Merrill (409) 766-6826